UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 12, 2022

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Citius Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

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Nevada

(State or other jurisdiction of incorporation)

333-206903	27-3425913
(Commission File Number)	(IRS Employer Identification No.)

11 Commerce Drive, 1st Floor, Cranford, NJ 07016

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (908) 967-6677

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	CTXR	The Nasdaq Capital Market
Warrants to purchase common stock	CTXRW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 12, 2022, the Board of Directors (the “Board”) of Citius Pharmaceuticals, Inc. (“Citius” or the “Company”) made certain management changes to support the Company’s commercialization of two late-stage product candidates. All of the changes will be effective on May 1, 2022.

In light of his extensive experience in launching successful oncology and antibiotic products prior to co-founding Citius, the Board appointed Myron Holubiak, the current Chief Executive Officer, to the newly created position of Executive Vice Chairman with responsibility for building the Citius commercial team and guiding the anticipated product launches of the Company’s first commercial products. Mr. Holubiak will drive the overall commercial strategy in support of the Company’s pipeline. The near-term focus will be on the successful launch of I/ONTAK for the systemic treatment of cutaneous T-cell lymphoma (CTCL), which recently released topline results from its Phase 3 trial, and Mino-Lok® which is expected to complete Phase 3 trial enrollment later this year.

Leonard Mazur, Citius co-founder and Executive Chairman, has been named as Chief Executive Officer and Chairman. Additionally, in recognition of the incremental needs of a growing Citius team, Chief Financial Officer Jaime Bartushak will assume additional responsibilities as Chief Business Officer.

In connection with Mr. Holubiak’s appointment as Executive Vice Chairman, on April 12, 2022, the Company entered into an amended and restated employment agreement with Mr. Holubiak, which will be effective May 1, 2022 (the “Employment Agreement”) with the following terms:

Compensation and Benefits. In exchange for his services with the Company, Mr. Holubiak will receive an annual salary of $450,000 and will be eligible for a discretionary annual bonus of up to 50% of his annual salary, which are his current levels of salary and bonus opportunity. Mr. Holubiak’s bonus will be determined by the Board based on the performance of the Company and/or Mr. Holubiak. Mr. Holubiak will also be entitled to participate in any benefit plans that the Company may from time to time establish and have in effect for all or most of its senior executives.

Term and Termination. The Holubiak Employment Agreement has an 18-month initial term, and automatically renews for an additional 12-month period unless terminated by the Company or by Mr. Holubiak upon at least 60 days prior notice. If the Company terminates Mr. Holubiak’s employment for Cause or if Mr. Holubiak resigns without Good Reason, he will be entitled to payment of his accrued compensation as of such date and, unless his employment is terminated by the Company for Cause or by him without Good Reason, a pro rata portion of his annual bonus for the year in which termination occurs, provided that he will not be entitled to such bonus if termination is in connection with a Change of Control. If Mr. Holubiak’s employment is terminated as a result of his Disability, if the Company terminates Mr. Holubiak’s employment without Cause or if Mr. Holubiak resigns for Good Reason, then conditioned upon Mr. Holubiak executing a release following such termination, Mr. Holubiak will continue to receive his annual salary and certain benefits for the remaining period of the then-current Term or for six months, whichever is longer. In the event Mr. Holubiak is terminated other than for Cause in connection with a Change of Control or within six months following a Change of Control, Mr. Holubiak will receive a lump sum payment equal to his base salary due for the remainder of the then-current term, his full annual bonus, and continue to receive benefits for the remainder of the then-current term or until Mr. Holubiak becomes eligible for insurance benefits from another employer, whichever is earlier.

Covenants. The Employment Agreement also includes certain non-competition and non-solicitation of customer and employee restrictions during Mr. Holubiak’s employment and for a period of 12 months following any termination of employment, in addition to other customary terms, including provisions covering confidentiality and assignment of inventions.

The description of the Employment Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022. Capitalized terms appearing above and not otherwise defined have the meaning set forth in the Employment Agreement.

A copy of the press release issued by the Company on April 13, 2022 is filed as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed herewith:

Exhibit
No.	Description
99.1	Press Release dated April 13, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIUS PHARMACEUTICALS, INC.

Date: April 13, 2022	/s/ Myron Holubiak
Myron Holubiak
Chief Executive Officer